December 8, 1998


Dear Stockholder:

     This letter is a reminder to send in your Proxy in connection with the Special Meeting of Stockholders to be held December 16, 1998. IF YOU DO NOT SEND IN
YOUR PROXY, YOUR VOTE CANNOT BE
COUNTED TOWARDS THE ESTABLISHMENT OF A
QUORUM AND FOR THE TRANSACTION OF
BUSINESS AT THE MEETING.

     There are 33,454,302 shares of Common Stock issued and outstanding, each of which has one vote on each Proposal to be presented at the Meeting, and 128 shares of Series E Convertible Preferred Stock, each of which has 10,000 votes on each Proposal to be presented at the Meeting. The holders of Common Stock and the holders of Preferred Stock will vote together on the Proposals as if they held one class of stock. Therefore, there are an aggregate of 34,734,302 votes to be cast at the Meeting.
The holders of stock representing a majority of the votes (17,367,152) entitled to be cast at the Meeting, present in person or by proxy, is required for a quorum to transact business at the Meeting and any adjournments thereof. The same number of votes is required to approve a number of the Proposals to be voted on at the Meeting. To date, the Company has received Proxies representing only approximately 10,500,000 shares, better than 90% of which have voted in favor of all of the Proposals. IT IS IMPERATIVE THAT EACH STOCKHOLDER SEND
IN HIS OR HER PROXY SO THAT BUSINESS MAY
BE TRANSACTED AT THE MEETING.

     As set forth in the Notice of Meeting, the purpose of the Meeting is to ratify and approve each of the matters contained in a Plan of Recapitalization and Financing (the "Plan") adopted by the Company's Board of Directors.
Each matter is individually itemized on the proxy voting card. In order for the Plan to be "approved," all six of these matters must be approved. If you elect to abstain or vote against any one of these matters your overall vote will be considered to be "against" the Plan. It is imperative that we get stockholder approval of the Plan. As disclosed in the Proxy Statement, THE FAILURE TO
APPROVE EACH OF THE PROPOSALS CONTAINED
IN THE PLAN COULD HAVE A MATERIAL
ADVERSE EFFECT ON THE BUSINESS AND
FINANCIAL CONDITION OF THE COMPANY.

     We look forward to your support.


Sincerely,

/s/ Richard J. Reinhart

Richard J. Reinhart, Ph.D.
President and CEO